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September 18, 2000




The Board of Directors
OptiCare Health Systems, Inc.
87 Grandview Avenue
Waterbury, CT  06708

Attn:   Dean J. Yimoyines, M.D.
Chairman and CEO

Dear Sirs:

This letter outlines the terms and objectives of the fee for services engagement (the "Engagement") that Marlin Management, LLC. ("Marlin") will undertake for OptiCare Health Systems, Inc. ("OptiCare"):

Marlin's primary focus will be to advise OptiCare on strategic alternatives with regard to its business and related operations, and to assist with the structuring and coordination of any transactions (the "Transactions") relating to such operations that the Board of Directors may conclude are in the best interest of the stockholders of OptiCare. The scope of our work will include advising the Company on its strategic alternatives, on the best way to approach any agreed upon Transactions, identifying prospective strategic partners or potential purchasers, actively participating in the negotiation and execution of the Transaction agreements, helping with discussions with Bank Austria and other relevant third parties and reviewing the accounting and tax implications of any proposed Transactions.

In order to be successful with the Engagement, Marlin will require the full assistance of the management of OptiCare. Marlin's fee for the Engagement shall be equal to 5% of the proceeds from any Transactions up to $5,000,000 and 3% of the proceeds exceeding $5,000,000. Proceeds shall be defined as the consideration received by OptiCare for the Transaction, whether in cash or other securities and including the present value of any long term contracts, the cancellation (or assumption by the buyer) of any indebtedness and the payment for any employment or non-competition agreements relating to the buyer; provided, however, that if the Norwalk Ambulatory Surgery Center (and the related Certificate of Need) is sold to the party previously disclosed to Marlin, the value of that portion of the overall Transactions will not be included within the proceeds for purposes of determining Marlin's fee; and provided further that if the Connecticut fabricating laboratory is sold to a third party under terms consistent with those previously disclosed to Marlin, that sale will not subject to this Engagement. The fee will be paid at the closing of the Transaction. All reasonable travel



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The Board of Directors
Page 2



and related out-of-pocket expenses will be reimbursed to Marlin by OptiCare, provided that such expenses shall not exceed $25,000 without OptiCare's prior written consent.

Upon acceptance of this letter agreement, OptiCare shall pay a non-refundable advance of $15,000 to Marlin for expenses to be incurred in undertaking this Engagement.

Any information supplied by OptiCare to Marlin pursuant to this agreement will be kept confidential by Marlin and will not be used for any purpose other than as contemplated by this Engagement. OptiCare acknowledges that Marlin will rely on this information in performing the services contemplated by this Engagement and confirms that OptiCare is solely responsible for the accuracy or completeness of such information.

Marlin understands and agrees that without OptiCare's prior consent Marlin is not authorized to contact any third party in connection with this engagement or to enter into any agreement or make any binding commitment on behalf of OptiCare and Marlin agrees not to represent to any third party that it is so authorized.

This letter agreement shall terminate on the earlier of the completion of the Engagement or March 31, 2001. This letter agreement is renewable upon the mutual written agreement of the parties. Marlin, including any affiliated individuals and/or companies, will be indemnified by OptiCare for its opinions and advice related to this Engagement without limitation, as per the attached indemnity provisions (Attachment A), which provisions are expressly incorporated by reference herein. This letter agreement shall be subject to the laws of the State of Connecticut.

Marlin is uniquely placed to assist OptiCare in its strategic reorganization and we look forward to working together to achieve this objective in a timely and effective manner.

Yours sincerely,


Martin E. Franklin
Chairman


AGREED AND ACCEPTED:                                 DATE:


/s/ Dean J. Yimoyines                                September 18, 2000
---------------------------                          -------------------------
Dean J. Yimoyines
Chairman, President & CEO
OptiCare Health Systems, Inc.